Exhibit 3a
AMENDMENT AND RESTATEMENT

OF

ARTICLES OF INCORPORATION

OF

WINNEBAGO INDUSTRIES, INC.

TO THE SECRETARY OF STATE OF THE STATE OF IOWA:

    Winnebago Industries, Inc., an Iowa corporation (the “Corporation”), adopts the following amendment and restatement of the Corporation’s Articles of Incorporation:

1.    The name of the Corporation is Winnebago Industries, Inc.

2.    The Articles of Incorporation are hereby amended pursuant to Section 490.1005, subsection 8 and 490.602, subsection (1)(b) of the Iowa Business Corporation Act to cancel and eliminate the Certificate of Designations of Series A Preferred Stock filed on May 15, 2000. This amendment was approved by the Board of Directors of the Corporation in the manner prescribed by the Iowa Business Corporation Act.

3.    The Restated Articles of Incorporation attached hereto as Exhibit A (the “Restated Articles”) were adopted by the Board of Directors of the Corporation in the manner prescribed by Section 490.1007 of the Iowa Business Corporation Act. Accordingly, the Restated Articles supersede the original Articles of Incorporation and all amendments thereto.

4.    This amendment and restatement of the Articles of Incorporation was adopted effective December 17, 2020.

Dated: December 17, 2020

                            WINNEBAGO INDUSTRIES, INC.

                            By: /s/ Stacy L. Bogart
Stacy L. Bogart, Senior Vice President, General Counsel, Secretary and Corporate Responsibility

RESTATED ARTICLES OF INCORPORATION
OF
WINNEBAGO INDUSTRIES, INC.

ARTICLE I
NAME OF CORPORATION
The name of the Corporation shall be “Winnebago Industries, Inc.”
ARTICLE II
DURATION
The period of its duration shall be perpetual.
ARTICLE III
POWERS AND PURPOSES
The Corporation shall have unlimited power to engage in, or do any lawful act concerning any or all lawful businesses for which corporations may be organized under said Act.
ARTICLE IV
The total number of shares of stock which the Corporation shall have authority to issue is: one hundred thirty million (130,000,000), of which one hundred twenty million (120,000,000) shall be shares of Common Stock, $.50 par value, and ten million (10,000,000) shall be shares of Preferred Stock, $.01 par value (“Series Preference Stock”).
A statement of the designations and the powers, preferences and rights of such classes of stock and the qualifications, limitations or restrictions thereof, the fixing of which by the Articles of Incorporation is desired, and the authority of the Board of Directors to fix, by resolution or resolutions, the designations and the powers, preferences and rights of such classes of stock or the qualifications, limitations or restrictions thereof, which are not fixed hereby, are as follows:
A.    Provisions Applicable to All Series of Series Preference Stock.
(1)    Shares of Series Preference Stock may be issued from time to time in one or more series. The voting powers, designations, preferences, limitations and relative rights of each series may differ from those of any and all other series already outstanding; the terms of each series shall be specified in the resolution or resolutions hereinafter referred to; and the Board of Directors of the Corporation is hereby expressly granted authority to fix, by resolution or resolutions adopted prior to the issuance of any shares of a particular series of Series Preference Stock, the voting powers, designations, preferences, limitations and relative rights of each series, including, but without limiting the generality of the foregoing, the following:
(a)    The rate and times at which, and the terms and conditions on which, dividends on the Series Preference Stock of such series shall be paid;
(b)    The right, if any, of holders of Series Preference Stock of such series to convert the same into, or exchange the same for, other classes of stock of the Corporation and the terms and conditions of such conversion or exchange;
(c)    The redemption price or prices and the time at which, and the terms and conditions on which, Series Preference Stock of such series may be redeemed;
(d)    The rights of the holders of Series Preference Stock of such series upon the voluntary or involuntary liquidation, distribution or sale of assets, dissolution or winding up of the Corporation;
(e)    The voting power, if any, of the Series Preference Stock of such series; and
(f)    The terms of the sinking fund or redemption or purchase account, if any, to be provided for the Series Preference Stock of such series.
(2)    All shares of each series shall be identical in all respects to the other shares of such Series. The rights of the Common Stock of the Corporation shall be subject to the preferences and relative participating, optional and other special rights of the Series Preference Stock of each series as fixed herein and from time to time by the Board of Directors as aforesaid.
B.    Provisions Applicable to Common Stock.
(1)    After the requirements with respect to preferential dividends upon the Series Preference Stock of all classes and series thereof shall have been met and after the Corporation shall have complied with all requirements, if any, with respect to the setting aside of sums as a sinking fund or redemption or purchase account for the benefit of any class or series thereof, then, and not otherwise, the holders of Common Stock shall be entitled to receive such dividends as may be declared from time to time by the Board of Directors.
(2)    After distribution in full of the preferential amounts to be distributed to the holders of all classes and series thereof of Series Preference Stock then outstanding in the event of a voluntary or involuntary liquidation, dissolution or winding up of the Corporation and subject any additional or special rights of the Series Preference Stock as to the remaining assets of the Corporation for distribution, the holders of the Common

Stock shall be entitled to receive the remaining assets of the Corporation available for distribution to its shareholders ratably in proportion to the number of shares of Common Stock held by them respectively.
(3)    Each holder of Common Stock shall have one vote in respect of each share of such stock held by such holder.
ARTICLE V
THE REGISTERED OFFICE AND AGENT
The address of the registered office of the Corporation shall be 400 East Court Avenue, Des Moines, IA 50309, and its registered agent at such address shall be CT Corporation System.
ARTICLE VI
DIRECTORS
The number of directors constituting the Board of Directors of the Corporation shall be not more than fifteen (15) and not less than three (3), the precise number to be determined by resolution of the Board of Directors from time to time.
Effective with the election of the directors at the annual meeting of shareholders to be held in 2000, the directors shall be classified, with respect to the time for which they severally hold office, into three classes, as nearly equal in number as possible, as shall be provided in the manner specified in the By-Laws; one class to hold office initially for a term expiring at the annual meeting of shareholders to be held in 2001, another class to hold office initially for a term expiring at the annual meeting of shareholders to be held in 2002, and another class to hold office initially for a term expiring at the annual meeting of shareholders to be held in 2003, with the respective members of each class to hold office until their respective successors are elected and qualified. At each annual meeting of shareholders commencing with the annual meeting in 2001, the successors to the class of directors whose term then expires shall be elected to serve a three-year term and until their successors are duly elected and qualified. No decrease in the number of directors shall have the effect of shortening the term of any incumbent director. Any increase or decrease in the number of directors shall be apportioned among the classes so as to make all classes as nearly equal in number as possible.
Shareholders may remove directors only for cause.
Notwithstanding anything contained herein to the contrary, the affirmative vote of the holders of seventy-five percent (75%) of all issued and outstanding shares of the Corporation entitled to vote thereon, voting together as a single class, shall be required to alter, amend or adopt any provisions inconsistent with, or repeal this Article VI or any provision hereof at any annual or special meeting of shareholders.
ARTICLE VII

A.    NON-LIABILITY
A director of this Corporation shall not be personally liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of the law, (iii) for any transaction from which the director derived an improper personal benefit, or (iv) under Section 490.833 of the Iowa Business Corporation Act. No amendment to or repeal of this Article shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal. If Iowa law is hereafter changed to permit further elimination or limitation of the liability of directors for monetary damages to the Corporation or its shareholders, then the liability of a director of this Corporation shall be eliminated or limited to the full extent then permitted.
B.    INDEMNIFICATION
This Corporation shall indemnify any person who is or was a director of the Corporation or is or was serving (at such time as he or she is or was a director of the Corporation) at the request of this Corporation, as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust, other enterprise or employee benefit plan to the fullest extent possible against all expenses, liabilities and loss (including attorneys’ fees, judgments, fines or penalties and amounts paid or to be paid in settlement), actually incurred by such person relating to his or her conduct as a director of this Corporation or as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust, other enterprise or employee benefit plan, except that the aforesaid mandatory indemnification shall not apply (i) to a breach of a director’s duty of loyalty to the Corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of the law, (ii) for a transaction from which a director derived an improper personal benefit, (iv) under Section 490.833 of the Iowa Business Corporation Act, or (v) against judgments, penalties, fines and settlements arising from any proceeding by or in the right of the Corporation, or against expenses in any such case where such director shall be adjudged liable to the Corporation. The indemnification provided by this Article shall not be deemed exclusive of any other rights which any person may have or hereafter acquire under a provision of the Restated Articles of Incorporation, By-Laws, agreements, vote of shareholders or disinterested directors or otherwise, both as to action in a person’s official capacity and as to action in another capacity while holding such office. The Corporation may purchase and maintain insurance to protect itself and any person who is or was a director or is or was serving (as such time as he or she is or was a director of the Corporation) at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against any liability asserted against such person and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify such person against such liability under the provisions of this Article.